EXHIBIT 5
                                                      OPINION REGARDING LEGALITY

                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000





                                  June 2, 1998


Scientific Industries, Inc.
70 Orville Drive
Airport International Plaza
Bohemia, New York  11716


                  Re:      Scientific Industries, Inc.
                           Registration of 1992 Stock Option Plan on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel for Scientific Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 for the Company's 1992 Stock Option Plan (the "Registration Statement"). Pursuant to the Registration Statement, the Company may issue up to an aggregate of 300,000 shares (the "Shares") of its Common Stock, par value $.05 per share ("Common Stock"). You have requested that we furnish our opinion as to the matters hereinafter set forth.

                  In this connection we have examined a copy of (i) the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware; (ii) the By-laws of the Company; (iii) the minute books of the Company, including (a) the resolutions of the Board of Directors of the Company (the "Board"), dated May 11, 1998, approving the filing of the Registration Statement and (b) the resolutions of the Board, dated May 11, 1998, reserving the Shares; (iv) the 1992 Stock Option Plan (the "Plan"); and (v) the Registration Statement.

                  In rendering the opinion herein expressed we have assumed the genuineness of all signatures, the authenticity of all original documents, instruments and certificates examined by us, the conformity with the original documents, instruments and certificates of all copies of documents, instruments and certificates examined by us and the legal capacity to sign of all individuals executing documents. We have relied upon the representations of the Company as to the accuracy and completeness of (i) the By-laws of the Company;
(ii) the Plan; (iii) the Registration Statement; and (iv) the minute books of the Company. We also have relied upon the representations of the Company that
(i) the resolutions of the Board, dated May 11, 1998, approving the filing of the Registration Statement, (ii) the resolutions of the Board, dated May 11, 1998, reserving the Shares, and (iii) the By-laws of the Company have not been rescinded, modified or revoked.



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2


Scientific Industries, Inc.                                        June 2, 1998




                  We are not admitted to the practice of law in any jurisdiction but the State of New York, and we do not express any opinion as to the laws of other states or jurisdictions other than the laws of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

                  Based upon and subject to the foregoing, we are of the opinion that all of the Shares have been duly authorized for issuance and when (i) the Registration Statement shall have become effective, (ii) the Shares shall have been issued in the proposed form, and (iii) the Shares shall have been issued and delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,


                                               /s/Battle Fowler LLP